As filed with the Securities and Exchange Commission on June 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Laird Superfood, Inc.

(Exact name of registrant as specified in its charter)

Nevada	81-1589788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5303 Spine Road, Suite 204, Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

LAIRD SUPERFOOD, INC. 2020 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Anya Hamill

Chief Financial Officer

5303 Spine Road, Suite 204

Boulder, Colorado 80301

(541) 588-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew L. Fry, Esq.

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANTORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Laird Superfood, Inc., a Nevada corporation (the “Registrant”), to register an additional 3,009,777 shares of the Registrant’s common stock, par value $0.001 per share, for issuance under the Laird Superfood, Inc. 2020 Omnibus Incentive Plan (as amended, the “Plan”). Such shares consist of (i) 1,536,742 shares of common stock that became available for delivery under the Plan pursuant to the First Amendment to the Plan approved by the Registrant’s Board of Directors and stockholders, (ii) 1,123,035 shares of common stock that may become issuable under the Plan pursuant to Section 4.1 thereof, which provides for an annual increase in the number of shares reserved for issuance under the Plan and (iii) 350,000 shares of common stock that may again become available for issuance under the Plan as a result of forfeitures of outstanding awards pursuant to Section 4.3(c) of the Plan. Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-248985) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on September 23, 2020 (the “Prior Registration Statement”) relating to the Plan, including reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The Prior Registration Statement is currently effective.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The Registrant shall indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statues (“NRS”) as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding.

Except as provided in the previous paragraph, the Registrant shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the board of directors.

The Registrant’s bylaws and articles of incorporation provide for indemnification of its directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Nevada law. In addition, the Registrant has entered into an indemnification agreement with each director and officer that provides for indemnification and advancement of litigation expenses to fullest extent permitted by the NRS.

The Registrant maintains a policy of directors and officers liability insurance which reimburses it for expenses which the Registrant may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Registrant is unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the above, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed / Furnished Herewith

3.1	Articles of Incorporation of Laird Superfood, Inc.	8-K	001-39537	3.1	1/2/2024

3.2	Bylaws of Laird Superfood, Inc.	8-K	001-39537	3.2	1/2/2024

4.1	Form of Certificate of Common Stock.	10-K	001-39537	4.1	3/13/2024

5.1*	Opinion of Haynes and Boone, LLP.					X

23.1*	Consent of Moss Adams LLP.					X

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).					X

24.1*	Power of Attorney (included in the signature page hereof).					X

99.1	Laird Superfood, Inc. 2020 Omnibus Incentive Plan.	S-8	333-248985	99.3	9/23/2020

99.2*	First Amendment to the Laird Superfood, Inc. 2020 Omnibus Incentive Plan.					X

107*	Filing Fee Table.					X

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on June 27, 2024.

LAIRD SUPERFOOD, INC.

By:	/s/ Anya Hamill Anya Hamill
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jason Vieth and Anya Hamill and each of them severally as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jason Vieth	Chief Executive Officer and Director (Principal Executive Officer)	June 27, 2024
Jason Vieth

/s/ Anya Hamill	Chief Financial Officer (Principal Financial and Accounting Officer)	June 27, 2024
Anya Hamill

/s/ Geoffrey T. Barker	Director and Chairman	June 27, 2024
Geoffrey T. Barker

/s/ Patrick Gaston	Director	June 27, 2024
Patrick Gaston

/s/ Gregory B. Graves	Director	June 27, 2024
Gregory B. Graves

/s/ Laird Hamilton	Director	June 27, 2024
Laird Hamilton

/s/ Maile Naylor	Director	June 27, 2024
Maile Naylor

/s/ Grant LaMontagne	Director	June 27, 2024
Grant LaMontagne

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